Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A DELAWARE CORPORATION

TO A NON-DELAWARE ENTITY

PURSUANT TO SECTION 266 OF THE

GENERAL CORPORATION LAW

Conversion of AP Gaming Holdco, Inc., a Delaware corporation,

to PlayAGS, Inc., a Nevada corporation

AP Gaming Holdco, Inc., a Delaware corporation (the “Corporation”) does hereby certify that:

1.    The name of the Corporation is “AP Gaming Holdco, Inc.”

2.    The date of filing of its original certificate of incorporation with the Office of the Secretary of State of the State of Delaware is August 30, 2013.

3.    The jurisdiction to which the Corporation shall convert is the State of Nevada and the name under which the entity shall be known is “PlayAGS, Inc.”

4.    The conversion has been approved in accordance with Section 266 and Section 228 of the General Corporation Law of the State of Delaware.

5.    The Corporation may be served with process in the State of Delaware in any action, suit or proceeding for enforcement of any obligation of the Corporation arising while it was a corporation of the State of Delaware, and that it irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such action, suit or proceeding.

6.    The address to which a copy of the process shall be mailed to by the Secretary of State of the State of Delaware is 5475 S. Decatur Blvd., Suite 100, Las Vegas, Nevada 89118.

7.    This Certificate of Conversion shall become effective on December 13, 2017 at 2:00 p.m. (Eastern time).

[signature page follows]

IN WITNESS WHEREOF, AP Gaming Holdco, Inc. has caused this Certificate of Conversion to be executed by its duly authorized officer on the 13th day of December, 2017.

/s/ David Lopez
Name:	David Lopez
Title:	CEO and President